EXHIBIT 3.1
INVESCO COMMERCIAL REAL ESTATE FINANCE TRUST, INC.
ARTICLES OF AMENDMENT

        Invesco Commercial Real Estate Finance Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Section 5.1 of Article V of the charter of the Corporation (the “Charter”) is hereby amended to increase the total number of shares of stock which the Corporation has authority to issue to 3,550,000,000, the total number of shares of common stock, $0.01 par value per share, which the Corporation has authority to issue to 3,500,000,000 and the aggregate par value of all authorized shares of stock of the Corporation having par value to $35,500,000.
SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 3,050,000,000, consisting of 3,000,000,000 shares of common stock, $0.01 par value per share, of which 500,000,000 shares were classified as Class D Common Stock, 500,000,000 shares were classified as Class E Common Stock, 500,000,000 shares were classified as Class F Common Stock, 500,000,000 shares were classified as Class I Common Stock, 500,000,000 shares were classified as Class S Common Stock and 500,000,000 shares were classified as Class S-1 Common Stock, and 50,000,000 shares of preferred stock, $0.01 par value per share, 236 of which were classified as 12.5% Series A Cumulative Redeemable Preferred Stock. The aggregate par value of all authorized shares of stock having par value was $30,500,000.
THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 3,550,000,000, consisting of 3,500,000,000 shares of common stock, $0.01 par value per share, of which 500,000,000 shares are classified as Class D Common Stock, 500,000,000 shares are classified as Class E Common Stock, 500,000,000 shares are classified as Class F Common Stock, 500,000,000 shares are classified as Class I Common Stock, 500,000,000 shares are classified as Class S Common Stock, and 500,000,000 shares are classified as Class S-1 Common Stock, and 50,000,000 shares of preferred stock, $0.01 par value per share, 236 of which are classified as 12.5% Series A Cumulative Redeemable Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $35,500,000.
FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.
FIFTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL without any action by the stockholders of the Corporation.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 19th day of August, 2024.

ATTEST:		INVESCO COMMERCIAL REAL ESTATE FINANCE TRUST, INC.
By:	/s/ Tina Carew	By:	/s/ Bert Crouch
	Name: Tina M. Carew Title: Secretary		Name: Hubert J. Crouch Title: Chief Executive Officer

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